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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


                                          Jurisdiction of   Ownership
              Name                         Incorporation   Percentage
----------------------------------------  ---------------  ----------
Empak (Entegris) Malaysia SDN BHD          Malaysia           100%
Entegris Korea Inc. (JuShil Hoesa)         Korea              100%
Entegris Europe, GmbH                      Germany            100%
Entegris Custom Products, Inc.             Minnesota          100%
Fluoroware Jamaica, Limited                Jamaica            100%
Empak Foreign Sales Corporation            Barbados           100%
Fluoroware South East Asia, Ltd Pte        Singapore          100%
Fluoroware Valqua Japan, K.K.              Japan              100%
OregonLabs, LLC                            Minnesota          49%
Entegris Techno K.K.                       Japan              100%
NT International, Inc.                     Minnesota          100%
Entegris Netherlands, Inc.                 Minnesota          100%
Entegris Taiwan, Inc.                      Minnesota          100%
Entegris Singapore Pte. Ltd.               Singapore          100%(1)
Atcor JCS Pte. Ltd.                        Singapore          70%(1)
Xiangfan Huaguang Atcor Technology LLC     China              45%(1)
Entegris France SARL                       France             100%
Entegris Precision Technology Corporation  Taiwan             50%